TECHNICLONE AMENDS COMMON STOCK EQUITY LINE TO INCREASE
                 MONTHLY AVAILABLE DRAW AMOUNT TO $2.8 MILLION


Tustin, CA - June 7, 2000 - Techniclone Corporation (NASDAQ: TCLN) today announced it has signed an amendment to its existing Common Stock Equity Line which will allow the Company to draw up to $2,800,000 per month, at its sole discretion, subject to minimum share prices as defined in the amendment. This increased level of funding will better position the Company to fund ongoing and new clinical trials and R&D related expenses. At a price level of $4 per share, the Company could draw down over $27 million.

In June of 1998, Techniclone secured access to $20,000,000 under a Common Stock Equity Line with two institutional investors. Under the amended terms of the Equity Line as announced today, the Company may, in its sole discretion and subject to certain restrictions, periodically sell ("Put") shares of the Company's common stock until the remaining approximate nine million common shares registered under the Common Stock Equity Line have been exhausted.

"The amendment to the Equity Line basically allows the Company access significant capital when it needs it." stated Dr. John Bonfiglio, President and CEO of Techniclone. "The Company currently has approximately one year of cash in the bank. Access to this additional capital will permit us to rapidly expand the clinical testing of our Cotara(TM) platform technology. The Company now has the flexibility to "Put" shares when market conditions are optimal. I believe the amendment to this Equity Line is a vote of confidence for Techniclone from our financial partners on the long term potential for this Company."

Techniclone has recently completed a joint venture with Oxygen, Inc. and is currently in pending negotiations for two separate licensing deals for the Vascular Targeting Agent (VTA) technology which is part of the strategy to rapidly commercialize its core technologies as well as assist in the funding of the Company from licensing fees. The Company has restructured to focus on clinical trials for its Cotara(TM) antibody product and its partnership with Schering AG, Germany for Oncolym(R). Also, the Company has reduced its burn rate by shutting down its manufacturing facility and contracting out such services and reducing its staff from a high of 45 employees in 1999 to the present 18 employees.

TECHNICLONE Corporation is a biopharmaceutical company focused on the development, commercialization and licensing of unique technologies for the treatment of cancer, primarily based on its "collateral targeting technologies." These technologies therapeutically target cell structures and cell types, rather than surface cancer cells, as a means to attack solid tumors, without causing damage to surrounding healthy tissue. The Company has three collateral technologies: Cotara(TM), Vasopermeation Enhancement Agents (VEA), and Vascular Targeting Agents (VTA). The Company also has a direct tumor targeting agent called Oncolym(R) for the treatment of advanced non-Hodgkin's B-cell Lymphoma. Oncolym(R) has been licensed to Schering AG, Germany, which is now responsible for all existing and future Oncolym(R) clinical trial programs as well as marketing.

Safe Harbor Statement: This release may contain certain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ from the Company's expectations as a result of risk factors discussed in Techniclone's reports on file with the U.S. Securities and Exchange Commission, including, but not limited to, the Company's report on Form 10K for the year ended April 30, 1999 and on Form 10Q for the quarter ended January 31, 2000.

                                       6